UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                Gravity Co., Ltd.
                                (Name of Issuer)

                    Common Stock, Par Value Won 500 Per Share
                         (Title of Class of Securities)

                                    38911N107
                                 (CUSIP Number)

                                 Marran Ogilvie
                                666 Third Avenue
                                   26th Floor
                            New York, New York 10017
                                 (212) 845-7909
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  May 23, 2006

             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].


     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                              (Page 1 of 30 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 38911N107                 13D                    Page 2 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Starboard Value and Opportunity Master Fund Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    46,185.25
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    46,185.25
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            46,185.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.66%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 3 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Parche, LLC                                    20-0870632

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    67,619
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    67,619
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            67,619

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.97%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 4 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            RCG Ambrose Master Fund, Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    40,802
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    40,802
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            40,802

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.59%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 5 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            RCG Halifax Fund, Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    41,271.25
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    41,271.25
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            41,271.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.59%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 6 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Ramius Master Fund, Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    144,595.75
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    144,595.75
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            144,595.75

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            2.08%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 7 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Ramius Fund III, Ltd

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    5,960.5
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    5,960.5
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,960.5

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.09%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 8 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Admiral Advisors, LLC                        37-1484525

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    113,804.25
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    113,804.25
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            113,804.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            1.64%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 9 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Ramius Advisors, LLC                       13-3954331

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    150,556.25
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    150,556.25
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            150,556.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            2.17%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 10 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Safe Harbor Master Fund, L.P.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    155,077.75
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    155,077.75
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            155,077.75
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            2.23%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 11 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Safe Harbor Investment Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    155,077.75
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    155,077.75
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            155,077.75

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            2.23%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 12 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Ramius Capital Group, L.L.C.                13-3937658

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    501,511.50
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    501,511.50
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            501,511.50

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            7.22%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 13 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            C4S & Co., L.L.C.                             13-3946794

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    501,511.50
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    501,511.50
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            501,511.50

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            7.22%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 14 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Peter A. Cohen

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    501,511.50
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    501,511.50

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            501,511.50

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            7.22%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 15 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Morgan B. Stark

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    501,511.50
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    501,511.50

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            501,511.50

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            7.22%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 16 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas W. Strauss

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    501,511.50
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    501,511.50

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            501,511.50

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            7.22%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 17 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Jeffrey M. Solomon

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    501,511.50
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    501,511.50

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            501,511.50

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            7.22%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 18 of 28 Pages

This Amendment No. 2 ("Amendment No. 1") amends the statement on Schedule 13D dated March 28, 2006 as amended by Amendment No. 1 dated May 2, 2006 (the "Original Statement"). Any capitalized terms used in this Amendment No. 2 and not otherwise defined herein shall have the meanings ascribed to such terms in the Original Statement.

Item 4.   Purpose of the Transaction.

Item 4 is hereby amended and supplemented by the addition of the following:

On May 23, 2006, the Committee sent a letter to the chief executive officer and board of directors of Gravity demanding that a special committee, consisting of independent directors and a shareholder representative chosen by the Committee, be formed to examine alternatives for maximizing the value of the Japan Ragnarok franchise.

In the letter, the Committee asked the board, among other things, to consider
(i) auctioning the Japan Ragnarok license that expires in August 2006 for maximum value to interested third parties, including GungHo, or (ii) allowing the license to expire, creating a Japanese subsidiary to directly offer Ragnarok in Japan and listing the subsidiary on one of the Japanese stock exchanges. The Committee expects to discuss this issue with Gravity and will take whatever steps are necessary to ensure that the value of the Japan Ragnoarok franchise is realized for the benefit of all Gravity shareholders.

The Committee is issuing a press release regarding this letter. A copy of the press release, which includes the text of the letter, is attached as Exhibit IV hereto and is incorporated by reference herein.

CUSIP No. 38911N107                 13D                   Page 19 of 28 Pages


Item 5.   Interest in Securities of the Issuer.

Item 5 is hereby amended and supplemented by the addition of the following:

Transactions in the Common Stock since the filing of the Original Statement (which were all in the open market unless otherwise noted on Schedule F-2) by the Reporting Persons are set forth in Schedule F-2 attached hereto and incorporated by reference herein.


          1.  Starboard

                    (a) As of the date of this filing, Starboard may be deemed the beneficial owner of 46,185.25 shares of Common
                        Stock.

                        Percentage: Approximately 0.66% as of the date hereof. The percentages used herein and in the rest of Item 5 are calculated based upon 6,948,900 shares, which reflects the shares of Common Stock outstanding as of December 31, 2004, as reported by the Company on its Form 20-F filed on June 30, 2005.

                    (b) 1. Sole power to vote or direct vote: 46,185.25
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             46,185.25
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by
                        Starboard since the filing of the Original Statement is set forth in Schedule F-2 and is incorporated by reference. Starboard entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-2.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          2.  Parche

                    (a) As of the date of this filing, Parche may be deemed the beneficial owner of 67,619 shares of Common Stock.

                        Percentage: Approximately 0.97% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 67,619
                        2. Shared power to vote or direct vote: 0

CUSIP No. 38911N107                 13D                   Page 20 of 28 Pages

                        3. Sole power to dispose or direct the disposition:
                             67,619
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by Parche since the filing of the Original Statement is set forth in Schedule F-2 and is incorporated by reference. Parche entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-2.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

         3.   RCG Ambrose

                    (a) As of the date of this filing, RCG Ambrose may be deemed the beneficial owner of 40,802 shares of Common
                        Stock.

                        Percentage: Approximately 0.59% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 40,802
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             40,802
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by RCG
                        Ambrose since the filing of the Original Statement is set forth in Schedule F-2 and is incorporated by reference. RCG Ambrose entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-2.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          4.  RCG Halifax

                    (a) As of the date of this filing, RCG Halifax may be
                        deemed the beneficial owner of 41,271.25 shares of Common Stock.

                        Percentage: Approximately 0.59% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 41,271.25
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             41,271.25
                        4. Shared power to dispose or direct the disposition: 0

CUSIP No. 38911N107                 13D                   Page 21 of 28 Pages

                    (c) The number of shares of Common Stock acquired by RCG
                        Halifax since the filing of the Original Statement is set forth in Schedule F-2 and is incorporated by reference. RCG Halifax entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-2.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.


          5.  Ramius Master Fund

                    (a) As of the date of this filing, Ramius Master Fund may be deemed the beneficial owner of 144,595.75 shares of Common Stock.

                        Percentage: Approximately 2.08% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 144,595.75
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             144,595.75
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by Ramius
                        Master Fund since the filing of the Original Statement is set forth in Schedule F-2 and is incorporated by reference. Ramius Master Fund entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-2.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          6.  Ramius Fund III

                    (a) As of the date of this filing, Ramius Fund III may be
                        deemed the beneficial owner of 5,960.5 shares of Common Stock.

                        Percentage: Approximately 0.09% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 5,960.5
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             5,960.5
                        4. Shared power to dispose or direct the disposition: 0

CUSIP No. 38911N107                 13D                   Page 22 of 28 Pages

                    (c) The number of shares of Common Stock acquired by Ramius
                        Fund III since the filing of the Original Statement is set forth in Schedule F-2 and is incorporated by reference. Ramius Fund III entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-2.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          7.  Admiral

                    (a) As of the date of this filing, Admiral may be deemed the beneficial owner of 113,804.25 shares of Common Stock.

                        Percentage: Approximately 1.64% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 113,804.25
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             113,804.25
                        4. Shared power to dispose or direct the disposition: 0

                    (c) Admiral did not enter into any transactions in the
                        Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Starboard and Parche, which were all in the open market (except as otherwise indicated on Schedule F-2), are set forth in Schedule F-2, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          8.  Ramius Advisors

                    (a) As of the date of this filing, Ramius Advisors may be
                        deemed the beneficial owner of 150,556.25 shares of Common Stock.

                        Percentage: Approximately 2.17% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 150,556.25
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             150,556.25
                        4. Shared power to dispose or direct the

CUSIP No. 38911N107                 13D                   Page 23 of 28 Pages

                           disposition: 0

                    (c) Ramius Advisors did not enter into any transactions in the Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Ramius Master Fund and Ramius Fund III, which were all in the open market (except as otherwise indicated on Schedule F-2), are set forth in Schedule F-2, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          9.  Safe Harbor Master Fund

                    (a) As of the date of this filing, Safe Harbor Master Fund may be deemed the beneficial owner of 155,077.75 shares of Common Stock.

                        Percentage: Approximately 2.23% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 155,077.75
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             155,077.75
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by Safe
                        Harbor Master Fund is set forth in Schedule F-2 and is incorporated by reference. Safe Harbor Master Fund entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-2.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          10. Safe Harbor Investment

                    (a) As of the date of this filing, Safe Harbor Investment
                        may be deemed the beneficial owner of 155,077.75 shares of Common Stock.

                        Percentage: Approximately 2.23% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 155,077.75
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:

CUSIP No. 38911N107                 13D                   Page 24 of 28 Pages

                             155,077.75
                        4. Shared power to dispose or direct the disposition: 0

                    (c) Safe Harbor Investment did not enter into any
                        transactions in the Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Safe Harbor Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-2), are set forth in Schedule F-2, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          11. Ramius Capital

                    (a) As of the date of this filing, Ramius Capital may be
                        deemed the beneficial owner of 501,511.50 shares of Common Stock.

                        Percentage: Approximately 7.22% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 501,511.50
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             501,511.50
                        4. Shared power to dispose or direct the disposition: 0

                    (c) Ramius Capital did not enter into any transactions in
                        the Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master Fund, Ramius Fund III and Safe Harbor Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-2), are set forth in Schedule F-2, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          12. C4S

                    (a) As of the date of this filing, C4S may be deemed the
                        beneficial owner of 501,511.50 shares of Common Stock.

                        Percentage: Approximately 7.22% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 501,511.50

CUSIP No. 38911N107                 13D                   Page 25 of 28 Pages

                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             501,511.50
                        4. Shared power to dispose or direct the disposition: 0

                    (c) C4S did not enter into any transactions in the Common
                        Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master Fund, Ramius Fund III and Safe Harbor Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-2), are set forth in Schedule F-2, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          13. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

                    (a) As of the date of this filing, each of Mr. Cohen, Mr.
                        Stark, Mr. Strauss and Mr. Solomon may be deemed the beneficial owner of 501,511.50 shares of Common Stock. Each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master Fund, Ramius Fund III and Safe Harbor Master Fund, and the filing of this Schedule 13D shall not be construed as an admission that any such person is the beneficial owner of any such securities.

                        Percentage: Approximately 7.22% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 0
                        2. Shared power to vote or direct vote: 501,511.50
                        3. Sole power to dispose or direct the disposition: 0
                        4. Shared power to dispose or direct the disposition:
                             501,511.50

                    (c) Neither Mr. Cohen, Mr. Stark, Mr. Strauss nor Mr.
                        Solomon has entered into any transactions in the Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master Fund, Ramius Fund III and Safe Harbor Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-2), are set forth in Schedule F-2, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of,

CUSIP No. 38911N107                 13D                   Page 26 of 29 Pages

                        such shares of the Common Stock.

                    (e) Not applicable.

     Upon information and belief, as of the close of business on May 23, 2006, Moon may be deemed to beneficially own 549,296 shares of Common Stock, 105,971 of which, representing approximately 1.53% of its beneficial ownership, are owned directly in the form of Common Stock and 443,325 of which, representing approximately 6.38% of its beneficial ownership, are owned in the form of ADSs.

Item 7.  Material to be Filed as Exhibits.

     Item 7 is hereby amended to add the following Exhibit:

Exhibit IV - Press Release being issued May 24, 2006 including the Letter sent on May 23, 2006 by the Gravity Committee for the Fair Treatment of Minority Shareholders to I1-Young Ryu, Chairman and Chief Executive Officer of Gravity and the Board of Directors of Gravity.

CUSIP No. 38911N107                 13D                   Page 27 of 28 Pages


                                  SCHEDULE F-2
                            PURCHASES OF COMMON STOCK

                                        Date           Price             Qua(1)
RCG Ambrose Master Fund, Ltd.         5/4/2006         $8.0929           2,585
                                      5/8/2006          8.0002           1,118
                                      5/9/2006          8.1323           1,522
                                     5/10/2006          8.1510              97
                                     5/10/2006          8.2314             873
                                     5/15/2006          8.1635           2,465
                                     5/15/2006          7.8400             143
                                     5/16/2006          8.2233              47
                                     5/22/2006          8.4458           1,252

RCG Halifax Fund, Ltd.                5/4/2006         $8.0929           2,585
                                      5/8/2006          8.0002           1,118
                                      5/9/2006          8.1323           1,553
                                     5/10/2006          8.1510              99
                                     5/10/2006          8.2314             891
                                     5/15/2006          8.1635           2,515
                                     5/15/2006          7.8400             146
                                     5/16/2006          8.2233              48
                                     5/22/2006          8.4458           1,277

Parche, LLC                           5/4/2006         $8.0929           5,686
                                      5/4/2006          8.0929             510
                                      5/8/2006          8.0002           2,459
                                      5/8/2006          8.0002             324
                                      5/9/2006          8.1323           2,206
                                      5/9/2006          8.1323             652
                                     5/10/2006          8.1510             141
                                     5/10/2006          8.1510              42
                                     5/10/2006          8.2314           1,266
                                     5/10/2006          8.2314             379
                                     5/15/2006          8.1635           3,572
                                     5/15/2006          8.1635           1,057
                                     5/15/2006          7.8400             207
                                     5/15/2006          7.8400              60
                                     5/16/2006          8.2233              68
                                     5/16/2006          8.2233              20
                                     5/22/2006          8.4458           1,814
                                     5/22/2006          8.4458             537

Ramius Master Fund, Ltd.              5/4/2006         $8.0929          14,216
                                      5/8/2006          8.0002           6,147
                                      5/9/2006          8.1323           5,313
                                     5/10/2006          8.1510             338
                                     5/10/2006          8.2314           3,048
                                     5/15/2006          8.1635           8,602
                                     5/15/2006          7.8400             498
                                     5/16/2006          8.2233             164
                                     5/22/2006          8.4458           4,369

Ramius Fund III, Ltd.                 5/4/2006         $8.0929             775
                                      5/8/2006          8.0002             335
                                      5/9/2006          8.1323             311
                                     5/10/2006          8.1510              20
                                     5/10/2006          8.2314             178
                                     5/15/2006          8.1635             503
                                     5/15/2006          7.8400              29
                                     5/16/2006          8.2233              10
                                     5/22/2006          8.4458             255

Safe Harbor Master Fund L.P.          5/4/2006         $8.0929           8,952
                                      5/8/2006          8.0002           5,689
                                      5/9/2006          8.1323          11,651
                                     5/10/2006          8.1510             741
                                     5/10/2006          8.2314           6,686
                                     5/15/2006          8.1635          18,865
                                     5/15/2006          7.8400           1,091
                                     5/16/2006          8.2233             361
                                     5/22/2006          8.4458           9,581

Starboard Value and Opportunity
Master Fund Ltd.                      5/4/2006          8.0929           2,691
                                      5/8/2006          8.0002           1,710
                                      5/9/2006          8.1323           3,480
                                     5/10/2006          8.1510             222
                                     5/10/2006          8.2314           1,991
                                     5/15/2006          8.1635           5,634
                                     5/15/2006          7.8400             326
                                     5/16/2006          8.2233             108
                                     5/22/2006          8.4458           2,861

(1) The Reporting Persons purchased ADS, each of which represents .25 shares of Common Stock.

CUSIP No. 38911N107                 13D                   Page 28 of 28 Pages

                                   SIGNATURES

               After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:   May 23, 2006

STARBOARD VALUE AND OPPORTUNITY               RAMIUS MASTER FUND, LTD.
MASTER FUND LTD.                              By: Ramius Advisors, LLC
                                                  its investment manager
PARCHE, LLC                                   By: Ramius Capital Group, L.L.C.
By: Admiral Advisors, LLC, its                    its managing member
managing member
                                              RAMIUS FUND III, LTD
RCG AMBROSE MASTER FUND, LTD.                 By:  Ramius Advisors, LLC
By: Ramius Capital Group, L.L.C.,                  its investment manager
    its investment manager                    By:  Ramius Capital Group, LLC
By: C4S & Co., L.L.C.,                             its managing member
    its managing member
                                              ADMIRAL ADVISORS, LLC
RCG HALIFAX FUND, LTD.                        By: Ramius Capital Group, L.L.C.,
By: Ramius Capital Group, L.L.C.,                 its managing member
    its investment manager
By: C4S & Co., L.L.C.,                        RAMIUS ADVISORS, LLC
    its managing member                       By: Ramius Capital Group, L.L.C.,
                                              its managing member

                                              RAMIUS CAPITAL GROUP, L.L.C.
                                              By: C4S & Co., L.L.C.,
                                                  as managing member

                                              C4S & CO., L.L.C.


                         By: /s/ Jeffrey M. Solomon
                             -------------------------------
                             Name:  Jeffrey M. Solomon
                             Title: Authorized Signatory

SAFE HARBOR MASTER FUND, L.P.                 SAFE HARBOR INVESTMENT LTD.

By: Safe Harbor Investment Ltd.,              By: /s/ Jeffrey M. Solomon
its general partner                              ----------------------------
                                                 Name:  Jeffrey M. Solomon
By: /s/ Jeffrey M. Solomon                       Title: Authorized Signatory
    ----------------------------
Name:  Jeffrey M. Solomon
Title: Authorized Signatory

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
--------------------------------
Individually and as attorney-in-
fact for Peter A. Cohen, Morgan
B. Stark and Thomas W. Strauss